EXHIBIT 10.16

AMENDMENT

TO THE

ZIONS BANCORPORATION

PENSION PLAN

This Amendment to the restated and amended Zions Bancorporation Pension Plan (the “Plan”) is made and approved this 31 day of December, 2002, by the Zions Bancorporation Benefits Committee (“Benefits Committee”), for and on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Employer has heretofore entered into the Plan, which Plan has been most recently restated and amended in its entirety effective January 1, 2001, and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part, and

WHEREAS, the Employer, by action of its Board of Directors, has authorized the Zions Bancorporation Benefits Committee to make certain amendments to the Plan for the purpose of ceasing generally all benefit accruals under the Plan;

NOW THEREFORE, in consideration of the foregoing premises the Benefits Committee, for and on behalf of the Employer adopts the following amendments to the Plan:

1. Section 2.1 is amended by adding a new sub-section (h) to read as follows:

(h)	From and after December 31, 2002, no Employee (whether or not an Eligible Employee) who is not already a Participant in the Plan as of December 31, 2002, shall become a Participant in the Plan or be eligible to commence participation in the Plan.

2. Section 3.2 is amended by adding a new sub-section (f) to read as follows:

(f)	Unless otherwise provided by further amendment, from and after

December 31, 2002, no Cash Balance Account of any Participant shall accrue any further contribution or earnings credit under this Section 3.2.

3. This Amendment shall be effective for all Plan Years commencing after December 31, 2002.

4. In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, the Benefits Committee has caused this Amendment to the Plan to be duly executed as of the date and year first above written.

ZIONS BANCORPORATION BENEFITS COMMITTEE

By:	/s/ Diana Andersen